TB RSA – Non employee director participant    Ex. 10.1

FIRST BUSINESS FINANCIAL SERVICES, INC.
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
The Participant specified below is hereby granted a restricted stock award (the “Award”) by First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), under the First Business Financial Services, Inc. 2019 Equity Incentive Plan (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Award Agreement (“Award Agreement”).
Section 1.Award. The Company hereby grants to Participant the Award of restricted stock, which represents the right of Participant to enjoy the number of shares set forth in Section 2 below (“Covered Shares”) free of restrictions once the Restricted Period ends, subject to the terms of this Award Agreement and the Plan.
Section 2.    Terms of Restricted Stock Award. The following words and phrases relating to the Award shall have the following meanings:
(a)    The “Participant” is ______________________________.
(b)    The “Grant Date” is ______________________________.
(c)    The number of “Covered Shares” is ______________________ Shares.
Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.
Section 3.    Restricted Period. The “Restricted Period” for each installment of Covered Shares (each, an “Installment”) shall begin on the Grant Date.
(a)    The Restricted Period for _________ (____%) of the Covered Shares will end on _________________ of the Grant Date.
(b)    Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the Covered Shares shall cease immediately and such Covered Shares shall become fully vested immediately upon Participant’s Termination of Service due to Participant’s Disability or Participant’s death.
(c)    Notwithstanding any other agreement to the contrary between Participant and the Company or any of its Subsidiaries (the “Company and its Subsidiary” or “the Company and any of its Subsidiaries” are hereinafter referred to as “the Company” for purposes of this Section 3(c) through Section 22 of the Agreement), in the event of a Change in Control, (1) any Restricted Shares still outstanding shall become fully vested, or (2) if Participant had a Termination of Service within the 30 calendar days prior to the Change in Control and forfeited the Restricted Shares, then such forfeited shares shall be re-issued to Participant upon the Change in Control, and shall be fully vested on the date of such re-issuance provided that (a) Participant did not have a voluntary Termination of Service prior to the effective date of the Change in Control and (b) Participant’s Termination of Service was not for cause (as determined in good faith by the Board or Committee) prior to the effective date of such Change in Control.
(d)    Except as set forth in Section 3(b) and Section 3(c) above, or as may otherwise be provided by the Committee, if Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, Participant shall forfeit all rights, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service.
Section 4.    Dividends. Participant shall be entitled to receive dividends and distributions paid on any Installment during the Restricted Period applicable to such Installment (other than dividends and distributions that may be issued with respect to Shares by virtue of any corporate transaction, to the extent adjustment is made pursuant to Section 3.4 of the Plan); provided, however, that no dividends or distributions shall be payable to or for the benefit of Participant with respect to record dates for such dividends or distributions occurring before the Grant Date or on or after the date, if any, on which Participant has forfeited the respective Covered Shares.
Section 5.    Voting Rights. Participant shall be entitled to vote the Covered Shares during the Restricted Period applicable to each Installment; provided, however, that Participant shall not be entitled to vote Covered Shares with respect to record dates occurring before the Grant Date or on or after the date, if any, on which Participant has forfeited those Covered Shares.
Section 6.    Deposit of Restricted Stock Award. All Shares issued with respect to Covered Shares shall be registered in the name of Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period applicable to such Covered Shares.
Section 7.    Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of Participant or benefits distributable to Participant under this Award Agreement have not been settled or distributed at the time of Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by Participant in a writing filed with the Committee in such form as the Committee may require. Participant’s designation of beneficiary may be amended or revoked from time to time by Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive Participant, any benefits that would have been provided to Participant shall be provided to the legal representative of the estate of Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 8.    Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 9.    Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Participant from the office of the secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company, including the Plan, and this Award Agreement, the corporate records of the Company shall control.

Section 10.    Not an Employment or Service Contract. Neither the Award nor this Award Agreement shall confer on Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of Participant’s employment or other service at any time.
Section 11.    Amendment. Without limitation of Section 13 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by Participant and the Company without the consent of any other person.
Section 12.    Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws, except as superseded by applicable federal law; and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Dane, Wisconsin.
Section 13.    Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company that may apply to Participant together with all other similarly situated participants, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
Section 14.    Service on the Board of another Financial Services Organization
(a)    While Participant is a director of the Company and for a period of twelve (12) months immediately following a Termination of Service, Participant will not, except on behalf of or as otherwise directed by the Company, serve as a director of another organization offering Financial Services (defined below).
(b)     The term “Financial Services” as used herein shall mean products and/or services offered by the Company within the twelve (12) month period immediately preceding Participant’s Termination of Service.
(c)    These covenants are effective immediately, and shall remain in force before and after the time the rights to Restricted Shares granted under this Agreement vest, and after such Restricted Shares are transferred by Participant. The parties intend that this Section 14 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 21, and are also severable from any other promise or duty owed by Participant to the Company.
(d)    Participant agrees that this covenant is reasonably and properly necessary to protect the legitimate business interests of the Company. Participant acknowledges that damages for the violation of this covenant will be inadequate and will not give full, sufficient relief to the Company, and that a breach of any of these covenants will constitute irreparable harm to the Company. Therefore, Participant agrees that in the event of any violation of this covenant, the Company shall be entitled to compensatory damages and injunctive relief.

(e)    Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing this covenant, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
(f)    This Section 14 will become null and void upon a Change in Control.
Section 15.    Protection of Leadership Pool. Participant and the Company agree to the following:
(a)    Participant is a director of the Company or has special skills or knowledge important to the Company or has skills that are difficult for the Company to replace.
(b)    Individuals who are employed by the Company in a position of officer or manager, or above (collectively, the “Leadership Pool”) are top-level employees of the Company or have special skills or knowledge important to the Company or have skills that are difficult for the Company to replace.
(c)    If Participant or any member of the Leadership Pool ceases to be so employed, the Company will have a business necessity to replace the skills lost.
(d)    It takes time after a director of the caliber of Participant and/or the Leadership Pool leaves the employ of the Company to replace the skills lost; 180 days is a reasonable measure of the time needed to replace such skills.
(e)    Because of Participant’s present position, Participant is in a position to assist and influence those members of the Leadership Pool with whom Participant has or had a working relationship during the immediately preceding two (2) years, or about whom/which Participant has acquired or possessed specialized knowledge (in either case, a “Restricted Person”) in choosing whether to remain with the Company and consider or accept other positions with the Company rather than choosing to seek other opportunities outside the Company. Any suggestion by Participant that a Restricted Person should seek another employment opportunity outside the Company, and any offer of another employment opportunity by another employer to a Restricted Person with the assistance of Participant, would be such assistance and influence, in derogation of Participant’s duty to the Company as a Company director.
(f)    The monetary value of the loss to the Company in case Participant in fact assists or influences a Restricted Person to leave the Company for a competitor would be impossible to precisely measure. Injunctive relief for a breach of subsection (h) would also be ineffective.
(g)    The parties agree that a fair estimate of the monetary value of the loss to the Company in case Participant assists or influences another employee to leave the Company for a competitor would be 50% of Participant’s prior calendar year’s total director fees paid.
(h)    In consideration of this Agreement, and of the Participant’s continued services as a director of the Company, Participant agrees that Participant will not, directly or through another, during Participant’s service as a director of the Company and for a period of one (1) year thereafter, assist or influence any Restricted Person to take a position outside the Company which is reasonably likely to pose a competitive threat to the Company.
(i)    In the event of a breach by Participant of subsection (h), the stipulated damages for such breach are agreed to be 50% of Participant’s prior calendar year’s total director fees paid. This provision for stipulated damages is intended to be and is severable from the substantive obligation in subsection (h), and from the other provisions of this Agreement.
(j)    Subsections (h) and (i) are solely for the purposes stated in subsections (a) through (i), and are not for the purpose of limiting the ability of Participant to compete with the Company.
(k)    Participant and the Company intend that the promise by Participant in subsection (h) is separate and separable from any other obligation of Participant, and for a different purpose, and with a different remedy from the promise of Participant not to serve on the board of another Financial Services organization or to disclose Confidential Information or Trade Secrets of the Company, under Section 14 and Section 16, respectively.
(l)    This Section 15 is effective immediately, and remains in force before and after the time the rights to Restricted Shares granted under this Agreement vest, and after such Restricted Shares are transferred by Participant.
(m)    Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
Section 16.    Confidentiality. In consideration of this Agreement, Participant agrees to the following:
(a)    During the term of Participant’s service as a Company director, Participant has been, and will continue to be, provided with Trade Secrets and/or Confidential Information. This information has been developed at great expense to Company and is necessary for Company to conduct its business.
(b)    While Participant is a Company director, Participant will not directly or indirectly use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of Company.
(c)    After Participant’s Termination of Service for any reason, Participant will not directly or indirectly use or disclose any Trade Secret.
(d)    For a period of twenty-four (24) months following the Participant’s Termination of Service for any reason, Participant will not directly or indirectly use or disclose any Confidential Information. This confidentiality provision is not intended in any way to modify or limit Participant’s ongoing duty to maintain the confidentiality of information as required under federal and state laws and regulations.
(e)    For purposes of this Agreement, the term “Trade Secret” has that meaning set forth under applicable law. Participant shall not disclose any information that constitutes a trade secret as defined in § 134.90, Wis. Stats. for as long as the information continues to be a trade secret or any information where disclosure is otherwise restricted by federal, state or local laws and regulations.
(f)    For purposes of this Agreement, the term “Confidential Information” means all non-Trade Secret information of, about or related to Company or provided to Company by its clients, vendors and suppliers that is not known generally to the public or Company’s competitors. Confidential Information includes, but is not limited to: (i) new products, product specifications, information about products under development, research, development or business plans, financial information, client lists, vendor or supplier lists, information about transactions with clients, pricing information, information relating to costs, business records, and employment records and policies (other than Participant’s own); (ii) information that is marked or otherwise designated or treated as confidential or proprietary by Company; and (iii) information received by Company from others which Company has an obligation to treat as confidential.
(g)    Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (1) can be demonstrated by Participant to have been known by Participant prior to Participant’s appointment as a director of the Company; (2) is or becomes generally available to the public through no act or omission of Participant; (3) is obtained by Participant in good faith from a third party who discloses such information to Participant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (4) is independently developed by Participant outside the scope of Participant’s role as a director of the Company without the use of Confidential Information or Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Participant is further notified that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company’s Trade Secrets to Participant’s attorney and use the Trade Secret information in the court proceeding, provided that Participant files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
(h)    These covenants are effective immediately, and shall remain in force before and after the time the rights to Restricted Shares granted under this Agreement vest, and after such Restricted Shares are transferred by Participant. The parties intend that this Section 16 and each and all of its individual subparagraphs, provisions, and clauses are severable from any other provision of this agreement, as provided in Section 21, and are also severable from any other promise or duty owed by Participant to the Company.
(i)    Participant agrees that each of these covenants is reasonably and properly necessary to protect the legitimate business interests of the Company. Participant acknowledges that damages for the violation of any of these covenants will be inadequate and will not give full, sufficient relief to the Company, and that a breach of any of these covenants will constitute irreparable harm to the Company. Therefore, Participant agrees that in the event of any violation of any of these covenants, the Company shall be entitled to compensatory damages and injunctive relief.
(j)    Participant will reimburse and indemnify the Company for the actual costs incurred by the Company in enforcing any of these covenants, including, but not limited to, attorney’s fees reasonably incurred in enforcement activity.
(k)    Notwithstanding anything herein to the contrary, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company shall not impede a Participant’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations (1) without the Company’s approval and (2) without having to forfeit or forego any resulting whistleblower awards, and the Company shall not enforce any provision of any policy to the extent such provision would be deemed to require the

Company’s prior approval of such communication or forfeiture of any award, except to the extent otherwise permitted by Rule 21F-17.
Section 17.    Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant set forth in an Award Agreement or any other agreement between Participant and the Company, whether during or after Participant’s Termination of Service, in addition to and not in limitation of any other rights, remedies, damages, penalties or restrictions available to the Company under the Plan, an Award Agreement, any other agreement between Participant and the Company, or otherwise at law or in equity, Participant shall forfeit or pay to the Company:
(a)    Any and all outstanding Awards granted to Participant, including Awards that have become vested or exercisable;
(b)    Any Shares held by Participant in connection with the Plan that were acquired by Participant after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service;
(c)    The profit realized by Participant from the exercise of any stock options and SARs that Participant exercised after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by Participant upon exercise of such stock option or SAR; and
(d)    The profit realized by Participant from the sale, or other disposition for consideration, of any Shares received by Participant in connection with the Plan after Participant’s Termination of Service and within the 12-month period immediately preceding Participant’s Termination of Service and where such sale or disposition occurs in such similar time period.
Section 18.    Offset. The Company shall have the right to offset, from any amount payable or stock deliverable hereunder, any amount that Participant owes to the Company without the consent of Participant or any individual with a right to Participant’s Award
Section 19.    Effect on Other Agreements. The foregoing provisions of Section14 (Service on Board of a Financial Services Organization), Section 15 (Protection of Leadership Pool), and Section 16 (Confidentiality) shall not be construed to supersede or alleviate any obligations of Participant to the Company with respect to any restrictive covenant, non-compete or confidentiality agreement otherwise binding on Participant, which shall remain in full force and effect to the extent provided in any such agreements, and in the event that a provision of such agreement shall conflict with any provision of this Award Agreement, Participant acknowledges and agrees that the provision which is most protective of the Company’s confidential or proprietary interests shall control. Notwithstanding the foregoing, the provisions of Section 14, Section 15 and Section 16 shall supersede and replace any similar restrictions included in previous Award Agreements.
Section 20.    Notices. Any notice hereunder to the Company shall be addressed to it at its office, 401 Charmany Drive, Madison, WI 53719; Attention: Corporate Secretary, and any notice hereunder to Participant shall be addressed to him or her at the last home address on file with the Company. Either party may designate some other address at any time hereafter in writing.

Section 21.    Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
Section 22.    Waiver of Jury Trial. EXCEPT TO THE EXTENT PROHIBITED BY STATE LAW, BY SIGNING THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS DECIDED TO ENTER INTO THIS AGREEMENT IN CONSIDERATION OF, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

TB RSA – Non employee director participant    Ex. 10.1

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement (including, but not limited to, the Waiver of Jury Trial provision set forth in Section 22), all as of the Grant Date.

FIRST BUSINESS FINANCIAL SERVICES, INC.
By:
Print Name:
Title:
PARTICIPANT

Print Name: